                                        EX-99.B(m)tgtsp

                           W&R TARGET FUNDS, INC.
                               SERVICE PLAN

               Adopted August 21, 1998, Revised May 16, 2001

This Plan is adopted by W&R Target Funds, Inc. (the "Fund"), pursuant to
Rule 12b-1 under the Investment Company Act of 1940, as amended (the
"Act"), to provide for payment by each series ("Portfolio") of the Fund of certain expenses in connection with the provision of personal services to the owners of variable life insurance policies or variable annuity contracts funded by Portfolio shares ("Policies") and/or maintenance of the accounts of such Policies ("Policyowners"). Payments under the Plan are to be made to Waddell & Reed, Inc. ("W&R").

Service Fee
Each Portfolio is authorized to pay to W&R an amount not to exceed on an annual basis .25 of 1% of the Portfolio's average net assets as a "service fee" to finance Policyowner servicing by W&R, its affiliated companies, broker-dealers who may sell the Portfolio's shares and other third parties and to encourage and foster the maintenance of Policyowner accounts. The amounts shall be payable to W&R daily or at such other intervals as the board of directors may determine.

NASD Definition
The "service fee" shall be considered a payment made by the Portfolio for personal service and/or maintenance of Policyowner accounts, as such is now defined by the National Association of Securities Dealers, Inc. ("NASD"),
provided, however, if the NASD adopts a definition of "service fee" for purposes of Rule 2830 and the NASD Conduct Rules that differs from the definition of "service fee" as presently used, or if the NASD adopts a related definition intended to define the same concept, the definition of
"service fee" as used herein shall be automatically amended to conform to the NASD definition.

Quarterly Reports
W&R shall provide to the board of directors of the Fund, and the board of directors shall review, at least quarterly a written report of the amounts so expended of the service fee paid or payable to it under this Plan and the purposes for which such expenditures were made.

Approval of Plan
This Plan shall become effective as to a Portfolio when it has been approved by a vote of at least a majority of that Portfolio's outstanding voting securities (as defined in the Act) and by a vote of the board of directors of the Fund and of the directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as directors of the Fund or as Policyowners) ("independent directors") cast in person at a meeting called for the purposes of voting on such Plan.

Continuance
This Plan shall continue in effect for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the directors, including the independent directors, as specified hereinabove for the adoption of the Plan by the directors and independent directors.

Director Continuation
In considering whether to adopt, continue or implement this Plan, the directors shall have a duty to request and evaluate, and W&R shall have a duty to furnish, such information as may be reasonably necessary to an informed determination of whether this Plan should be adopted, implemented or continued.

Termination
This Plan may be terminated at any time by a vote of a majority of the independent directors of the Fund or, as to a Portfolio, by a vote of the majority of the outstanding voting securities of that Portfolio without penalty. On termination, the payment of all service fees shall cease, and the Fund shall have no obligation to W&R to reimburse it for any cost or expenditure it has made or may make to service Policyowner accounts.

Amendments
This Plan may not be amended to increase materially the amount to be spent by a Portfolio for personal service and/or maintenance of Policyowner accounts without approval of the shareholders of that Portfolio, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove.

Directors
While this Plan is in effect, the selection and nomination of the directors who are not interested persons of the Fund shall be committed to the discretion of the directors who are not interested persons of the Fund.

Records
Copies of this Plan and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.